Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 29, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Axalta Coating Systems Ltd. (Successor), and our report dated March 31, 2014, except for Note 25, as to which the date is August 20, 2014, relating to the combined financial statements and financial statement schedule of DuPont Performance Coatings, a business formerly owned by E.I. du Pont de Nemours and Company (Predecessor), which appears in Axalta Coating Systems Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 24, 2016